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                                                                 EXHIBIT 99.2(a)


                          PENNZOIL-QUAKER STATE COMPANY
                           SAVINGS AND INVESTMENT PLAN

                        (As Established January 1, 1999)


                                 First Amendment

          Pennzoil-Quaker State Company, a Delaware corporation ("Pennzoil"), having established the Pennzoil-Quaker State Company Savings and Investment Plan, effective January 1, 1999, (the "Plan") and having reserved the right under Section 10.4 thereof to amend the Plan does hereby amend the Plan, effective as herein provided, as follows:

          1. The Plan is hereby amended, effective August 16, 1999, by changing all references to PennzEnergy Company stock therein to Devon Energy Corporation stock.

          2. Article I of the Plan is hereby amended, effective January 1, 1999, by amending the definition of Prior Plan Account therein to read as follows:

          "Prior Plan Account": The account maintained for a Prior Plan Member pursuant to the provisions of the Prior Plan and transferred to this Plan pursuant to Section 4.10, as well as adjustments relating thereto."

          3. Section 4.10 of the Plan is hereby amended, effective January 1, 1999, to read as follows:

          "4.10 Prior Plan Account: The Committee shall instruct the Trustee to accept a transfer of a Member's Prior Plan Account. That portion of a Member's Prior Plan account consisting of full shares of PennzEnergy Company common stock ("PennzEnergy Stock"), Battle Mountain Gold Company common stock ("BMGC Stock"), and that Pennzoil-Quaker State Company common stock ("Pennzoil-Quaker State Stock") held in a frozen account by the Member in the Prior Plan shall be maintained in the Trust Fund on behalf of the Member as a separate account under this Plan, which shall be designated as a Prior Plan Account and, with respect to the BMGC Stock, shall at all times remain invested in such stock. Except as provided below, no portion of any such Prior Plan Account may be co-mingled with other assets of the Trust Fund for investment purposes and any cash dividends or other income paid with respect to the Account shall be reinvested in Pennzoil-Quaker State Stock. Such Prior Plan Account shall at all times be 100% vested in the Employee or Member and shall not share in the Income of the Trust Fund in accordance with


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     Section 5.2 or in Employer Matching Contribution Allocations. Subject to
     such rules and procedures as may be adopted by the Committee and communicated to the Member, any Member may withdraw any or all of that portion of the Member's Prior Plan Account attributable to employer contributions (the "Prior Plan Employer Account") by giving the Committee appropriate timely written notice of withdrawal. Upon termination of employment, the total amount of the Prior Plan Account shall be distributed in kind and accordance with Article VIII. As provided under Section 9.2,
     9.3 and 9.4 of the Plan, a Member who has a Prior Plan Account may elect to invest all or any part of such Prior Plan Account other than those assets held in the Prior Plan Employer Account and BMGC Stock in any of the Investment Funds authorized under Section 9.3."

          4. Section 6.3 of the Plan is hereby amended effective January 1, 1999, amending Section 6.3 to read as follows:

          "6.3 Limitation on Withdrawals: Any provision of Section 6.2 hereof to the contrary notwithstanding, an Employee on suspended status may not make a withdrawal and an Employee must withdraw the entire amount in his Prior Plan Employer Account, After-Tax Contribution Account and Rollover Account, if any, prior to exercising the right to withdraw from the Employee's Employer Contribution Account."

                    IN WITNESS WHEREOF, Pennzoil-Quaker State Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 1st day of October, 1999, but effective as herein provided.

                                        PENNZOIL-QUAKER STATE COMPANY

                                        By: /s/ RAYMOND T. FISCHER
                                           -------------------------------------
                                        Raymond T. Fischer
                                        Agent and Attorney-in-Fact

ATTEST:


/s/ LINDA F. CONDIT
----------------------------
Secretary

[SEAL]


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